                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): January 30, 2003


                              Network Engines, Inc.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)



         Delaware                   000-30863                    04-3064173
--------------------------------------------------------------------------------
     (State or Other               (Commission                  (IRS Employer
Jurisdiction of Incorporation)     File Number)              Identification No.)



25 Dan Road, Canton, Massachusetts                              02021
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                      (Zip Code)



Registrant's telephone number, including area code:  (781) 332-1000
                                                     ---------------------------

                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.
         -------------

         On Thursday January 30, 2002, at 4 p.m. CST, Network Engines held an audio webcast to discuss its first quarter 2003 results. The following is an excerpted transcript of the webcast. The webcast may be accessed in its entirety from Network Engines' home page at www.networkengines.com.
                                   ----------------------

                                 NETWORK ENGINES

                                January 30, 2003
                                  4:00 p.m. CST

Moderator           Ladies and gentlemen thank you for standing by and welcome to the Network Engines First Quarter's Earning Conference call. At this time, all participants are in a listen only mode. Later we will conduct a Question and Answer session and instructions will be given at that time. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Mr. Jim Herlihy, Controller. Please go ahead, sir.

J. Herlihy          Thank you. Good afternoon and welcome to Network Engine's
                    Conference call to discuss our Fiscal 2003 first quarter earnings. Thank you for joining us. At the close of the market today, we issued a press release on our first quarter earnings. If you need a copy of our release, it is posted on our website at www.networkengines.com or you may call my office at 781-332-1051 and I will get one to you.

                    Before we begin, let me remind you that except for historical information presented, some of the matters discussed during this call may contain forward looking statements regarding future events that are subject to risks and uncertainties and are made subject to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Those factors are incorporated by reference from a press release issued earlier today, as well as by those contained in the section titled Factors That My Affect Future Operating Results as outlined in the Company's annual report on Form 10K for the period ending September 30, 2002, as well as those factors contained in the Company's joint proxy statement filed on December 6th, 2002, under the section, Risk Factors, as well as other documents that may be filed from time to time with the Securities and Exchange Commission.

                    Regarding the company's financial guidance, Network Engines intends to fully comply with regulation FD as an enacted by the Securities and Exchange Commission. In response to inquiries, management will comment on these matters only to the extent that any guidance as to the expected financial results, business outlook, or any other material information that is discussed in this press release and/or in this pre-announced publicly accessible conference call with management will be deemed disclosed.

                    The Company's conference call will be our archived on the company's website for one week following the call. The Company undertakes no obligation to update this information. The Company also plans to file a transcript of this conference call with the SEC, as an 8K filing within the next week. Further, the Company will enter a quiet period on the 15th day, before the end of the quarter that will expire on the date of the next quarterly release of financial results.

                    During this quiet period, the Company will not meet or talk with analysts about future material events, and will only engage in discussions regarding historic data and general business issues. Now let me turn the call over to John Curtis, President and Chief Executive Officer of Network Engines.

J. Curtis           Thank you, Jim. Good afternoon and thank you for
                    participating in this call. I am please to be joined today by Doug Bryant, our Vice President of Administration and
                    Chief Financial Officer. A significant highlight of the First Quarter was the completion of our TidalWire acquisition. I will speak more about this in a moment. But first, I'd like to summarize our quarterly financial performance.

                    Results for our First Quarter were in line with our expectation and demonstrate positive improvements in both quarterly and year-to-year comparisons. For the fifth consecutive quarter, we were able to report sequential growth in net revenues and improved operating results.

                    For the quarter, we reported net revenues of $6 million, which is an increase of 13% from the last quarter, and 185% increase over the same quarter a year ago. The net loss for the quarter was $2.2 million, or a loss of 7 cents per share. These results included $900,000 of charges related to unoccupied facilities. Excluding these charges, our net loss for the quarter was $1.3 million or 4cents per share.

                    Our financial performance this quarter reflects our commitment to expanding our business while balancing investments with expense controls. We continue to have a strong balance sheet, exiting the first quarter with $41.8 million in cash and short-term investments and no long-term debt.

                    I believe the acquisition of TidalWire significantly strengthens our business. TidalWire has partnered with many of the leading storage networking vendors to deliver end-to-end interconnect solutions. They distribute storage networking connectivity products and provide extensive pre-and post-sales support for their customers. They have been a profitable company, with state-of-the-art customer management, marketing, logistics and support systems in place to support a growing channel of over 500 integrators, resellers, service and solutions providers.

                    We will continue to invest in and grow TidalWire's business as a specialist distributor of storage networking components. By leveraging their existing infrastructure, we also plan to expand this business into other vertical markets, including security and network management. We expect to both increase the number of reseller customers and to add additional products to our portfolio. However, a key reason for acquiring TidalWire was to allow us to expand our server appliance business.

                    TidalWire provides Network Engines with a scalable and sophisticated logistic system, relationships with customer's channels and experienced staff to enable us to distribute appliances. In the past, when independent software vendors or ISVs, as we call them, were considering appliances, one of the impediments was their reluctance to get into the hardware business.

                    We addressed the operational issues by handling all aspects of hardware development, integration, manufacturing, and fulfillment. But, the ISVs still took ownership of the hardware with resulting negative impact on their margins. We built the appliance, and often shipped it to their customers, but the financial transaction consisted of sales of hardware and services to the ISV.

                    Network Engines can now make it possible for ISVs to maintain their software only business model. We can develop, manufacture, and sell the completed appliance into our channels, remitting the license fee to the ISV.

                    In addition to attracting more new partners, this capability will allow Network Engines to recognize the increased revenue from complete appliance sales rather than only from hardware sales. The first tangible example of our full service appliance development, manufacturing and distribution capabilities was demonstrated last week with our announced relationship with Funk Software, a leading developer of wireless securities solutions.

                    This relationship with Funk Software leverages our traditional engineering and manufacturing capabilities, plus the sales and logistics capabilities of our newly acquired distribution operations. Together we will offer the appliance version of Funk's steel belted radius security application to enterprise network managers sold through our channel of value added resellers and systems integrators.

                    Before turning the discussion over to Doug Bryant for his financial review, I want to take a minute to talk about our OEM customer. As many of you know, we provide this customer with customized platforms that are used as components in a storage solution. We've worked very hard to support this customer, and we will continue to do so. We expect OEM sales will continue to provide a significant contribution to our revenues in the coming quarters.

                    While our OEM sales in the future may not represent as high a percentage of overall revenues as they have in the past, we expect the dollar value of these revenues will continue to increase. At this time, let me introduce our Chief Financial Officer, Doug Bryant, who will comment on the first quarter results and provide forward looking guidance.

D. Bryant           Thanks, John. I'll first provide a few additional details
                    related to the TidalWire transaction before discussing our financial performance for our first fiscal quarter, and will then provide forward-looking guidance.

                    The value of the TidalWire transaction was approximately $17.3 million, based on the following components: cash consideration of approximately $9.3 million, a $1.9 million payoff of TidalWire's credit line, the issuance of 3,331,00 shares of our common stock, the assumption of 1,000,035 options and transaction costs of approximately $2.2 million.

                    Based on an evaluation analysis performed by outside consultants, approximately $8.6 million has be allocated to good will and approximately $5.1 million has been assigned to amortizable and tangible assets on the consolidated balance sheet. These intangible assets have an estimated 5-year life, and will be amortized accordingly. As such, we expect to amortize approximately $255,000 per quarter going forward.

                    The TidalWire financial results are included in the first quarter Network Engines consolidated financials for the period of time from the close of the transaction on December 27th, to the end of the quarter on December 31st. Our Second Quarter of fiscal 2003 will be the first full quarter that we will report consolidated financial results.

                    Moving on to first quarter financial performance, I'll comment on a few specific items. From an overall perspective, it is important to point out the sequential growth we have achieved for five consecutive quarters. During each quarter, we establish financial goals and we have consistently met those goals. We're very proud of this achievement in what has been a very uncertain business climate.

                    Consolidated net revenues for our first fiscal quarter were $6 million, included in that revenue is approximately $339,000 of revenue related to the TidalWire business from December 28th to December 31st. Excluding this revenue, we would have reported net revenues of approximately $5.6 million for the quarter, which also would be in line with the revenue guidance of $5.5 - $6 million that we disclosed last quarter.

                    TidalWire's revenue for the full quarter was approximately $11 million, but again, we have only included the post acquisition revenues in our consolidated net revenues. As in recent quarters, our first quarter continued to include a high percentage of revenues from our OEM customer, amounting to 82% in the quarter. This compares to 90% of revenues from this customer in the fourth quarter fiscal 2002. ISV sales accounted for 14% during the First Quarter and the remaining 4% contributed by the TidalWire operations.

                    Gross margins for the first quarter increased to 22.6% from 21.1% in the Fourth Quarter. Their increase in gross margins was primarily due to increase sales volumes.

                    Operating expenses during the First Quarter were $3.8 million compared to $3.1 million during the Fourth Quarter. This increase of $700,000 is primarily related to facilities charges of $914,000 taken during the quarter. When we restructured the company during our fiscal year 2001, a portion of the charges that we took were based on the curtailment of a planned expansion into leased facilities of approximately 24,000 square feet, as well as moving out of approximately 17,000 square feet we previously occupied before taking our headcount from 243 employees to approximately 90 employees.

                    At that time, we made certain estimates as to how long it would take us to sublease this excess space and factored that into our 2001 restructuring charges. Based on the current real estate market in our area, and the recent lack of activity in the space we have been trying to sublease, we have adjusted our estimates on how long it will take us to sublease this space, and at what rate we will be able to realize. This revised estimate takes us out to the end of the lease, to the 17,000 square foot space and out until 9 months remaining in the 24,000 square foot lease. As such, we don't anticipate further material adjustments to these most recent estimates.

                    Turning to the balance sheet, our cash position at the end of the first quarter was $41.8 million. We've previously given guidance that cash, after the TidalWire acquisition, would be approximately $40 million. At December 31st, 2002, we still had unpaid deal expenses of approximately $1.6 million. If those deal expenses had been paid at closing, then we would have been right at the $40 million guidance.

                    It may be helpful to recap the use of cash during the past quarter. At September 30, 2002 we had approximately $55.1 million in cash and short-term investments. This means we used $13.3 million during the quarter. Approximately $11.8 million was used for the TidalWire acquisition. The $9.3 million cash consideration, the $1.9 million credit line payoff and $600,000 of deal costs paid during the quarter. We also used approximately $300,000 during the quarter to complete our $5 million stock repurchase program that we began in August 2001.

                    As such, the cash used in normal operations for the quarter was approximately $1.2 million. Accounts receivable were about $9.5 million, which includes $6 million related to TidalWire.

                    On a stand-alone basis, the Network Engines accounts receivable with $3.5 million up from $2.7 million at the end of September. The DSO would have been 56 days up from 47 days at the end of the prior quarter. As we have pointed out in the past, the DSO metric could be fairly volatile due to the possible quarterly fluctuations in the timing of shipments to and payments from our OEM customer.

                    In regards to TidalWire's accounts receivable, their DSO for the quarter was 47 days. Over the past year, their DSOs have consistently been between 40 and 50 days. We expect to report DSOs on a consolidated basis in future quarters.

                    The net inventory balance of approximately $4 million includes $2.8 million inventory related to TidalWire. Excluding the TidalWire inventory, the stand-alone inventory would have been $1.2 million, which was down from $2 million at the end of the last quarter. The net inventory balance consists entirely of current products and will tend to fluctuate primarily based on the timing of shipments to our OEM customer.

                    Before we leave the balance sheet, I would like to review both the restricted cash of $1.1 million and the stock hold notes receivable of $511,000.

                    The restricted cash at December 31st is primarily related to a guarantee of a personal loan that Larry Genbeese, our current Chairman and former CEO and President obtained from a bank in January of 2001. We had deposited $1,051,000 with the bank as collateral for the guarantee. This deposit was secured by Mr. Genebeese's shares of Network Engines stock.

                    On January 29, 2003 we filed an 8K with the FCC, indicating that the bank applied approximately $969,000 of the collateral against the amount due from Mr. Genebeese. In turn, Mr. Genebeesee subsequently sold us approximately 391,000 shares of Network Engines common stock, for gross proceeds of approximately $518,000. Mr. Genebeese used those proceeds, together with an additional $456,000 in cash to reimburse the amount due the company, including accrued interest.

                    In summary, restricted cash will decrease to approximately $47,000, which relates to a security deposit on our lease. Cash will increase by approximately $538,000 and treasury stock increases by $518,000 and 391,000 shares.

                    If you look at stockholder notes receivable in the balance sheet, the net balance has increased from $281,000 at September 30, 2002 to $511,000 at December 31st, 2002. I want to make it clear that this increase is not due to granting additional loans. The increase is due primarily to the reversal of a reserve against already existing loans.

                    We held shares of Networks Engines common stock as collateral for all of these loans. A reserve had been established in prior quarters based on the fear value of the stock, not covering the amount of principle in interest outstanding. With the subsequent increase in the market price per share of Network Engine's common stock, the value of the collateral became sufficient to cover the amount of the loans.

                    In such, loans have been paid off by such stockholders selling the Network Engines common stock to Network Engines in private transactions in a applying the proceeds of those sales, to pay off all outstanding principle and interest subsequent to December 31st. As a result of these private transactions that took place in January, the stockholder note receivable has been paid off and treasury stock will increase by approximately $513,000 and 296,000 shares. These transactions have no impact on cash.

                    Now turning to forward-looking guidance; we anticipate net revenues in the second quarter ending March 31st, 2003 will be approximately $16-$17 million based on current forecast and expected component availability. This is a significant increase from the $6 million reported in our first quarter and is primarily due to the consolidation of TidalWire revenues for a full quarter.

                    We expect distribution revenues to be between $10-10.5 million for the quarter. This is down from the $11 million in the December quarter for TidalWire's stand alone business, and represents seasonality that TidalWire has traditionally experiences. Of the remaining $6-6.5 million in revenue related server appliances, we expect a high concentration of OEM revenues.

                    The Company expects second quarter growth margins to be in the 18-20% range. This is down from the first quarter gross margins primarily because revenues from the distribution of components carry lower gross margins than server appliance revenues. During the coming quarters, we expect gross margins to increase to a range of between 20-25% of net revenues as volumes increase and as server appliance revenues become a higher percentage of our total revenues.

                    Operating expenses in the second quarter are expected to increase from $3.8 million in the first quarter to between $5-5.2 million in the second quarter as we add the TidalWire expenses for the full quarter. Excluding the first quarter facilities charges of $914,000 the projected operating expenses for the second quarter would represent and increase of between $2.4-$2.4 million. Approximately $1.6 million of this increase is due to the addition of TidalWire operations for the full quarter.

                    Also included in this increases are an additional $300,000 in operating expenses due to the amortization of intangible assets in stock compensation related to the TidalWire acquisition. The remaining portion of the increase is attributable to cost related to the integration of TidalWire that should be competed during the second quarter, as well as increase public company expenses that will incur during our second quarter related to the filing, printing and distribution of our annual report and proxy and annual meeting that we'll hold in March.

                    The Company expects the net loss in the second quarter will be between $1.6 million and $1.8 million. As you may notice, this projected net loss in an increase from the net loss in the first quarter of $1.3 million, excluding the lease hold charges of $914,000. This increase is primarily related to incremental amortization of intangible assets in stock compensation related to the Tidal Wire acquisition, lower gross margins as a percentage of revenue due to a higher percentage of revenue related to the distribution of component.

                    One time integration costs related to the acquisition of TidalWire and some seasonality in G & A expenses associated with the cost of being a public company. Based on the expected continued success of our partners we expect to reach profitability in the quarter ended June 30, 2003, excluding the effect of the amortization of intangible assets related to the TidalWire acquisition.

                    As we have previously mentioned once we're profitable, we'll be able to begin utilizing a tax and a well-carried float of approximately $70 million. Our cash position at the end of the second quarter is expected to be approximately $38-39 million. Included in this estimate is the remaining $1.6 million in deal costs related to the TidalWire acquisition that will be paid in our second quarter. Now, John has a few final comments before we open the discussion to questions.

J. Curtis           Thanks Doug, quite a mouthful today. While we still have
                    much to accomplish to achieve profitability in our third quarter, I personally believe that we have sound competitive business strategy and highly motivated employees eager to execute this strategy.

                    We believe that the acquisition of TidalWire has dramatically strengthened our capabilities and will make up more attractive to both our ISV partners and channel customers. The TidalWire customer management logistics and support systems, along with our existing engineering and production capabilities, are world class and scalable.

                    We expect to be able to grow the business in coming quarters without the need for major capital investments. The integration of the two companies is going smoothly and we expect to repaying the majority of Tidal Wires management and staff. I have been extremely impressed with the quality and dedication of the TidalWire team and look forward to welcoming them to their new home in Canton in March.

                    We continue to make progress, simplifying our engineering processes and concentrating on areas where we can add value. We have redirected our engineering resources towards qualifying best of breed third party hardware platforms.

                    We plan to integrate tools such as remote management and exceleration features into these hardware platforms. By doing this, we will minimize our engineering and manufacturing costs while enabling us to provide our partners with a broad selection of value-added solutions optimized where there are appliance applications.

                    In the past, we have discussed our growing list of partners and customers, including Network Intelligence, Tumbleweed Communications, Funk Software, and others. TidalWire brings an impressive growth of new partners including suppliers such as NUX, J & I, Q Logic and McData. Today our channel partners and customers total over 500 and are increasing almost daily. We now have a dynamic channel marketing team and they're frequently visited storage portal called the Storage Connection, which serves as a great source of industry information for our customers. TidalWire's skills and capabilities are already being deployed to assist our ISV customers to promote their appliances to our extensive value added reseller customer base. This ability to provide distribution for our ISB partners should not be underestimated.

                    For smaller partners, we offer an exciting and extremely cost effective vehicle for them to get their appliance products to market. They no longer have to be concerned with the overhead associated with hardware or managing channel partners. They can concentrate on their core capabilities of developing software and creating demand for their products.

                    Larger, established companies can also benefit from our offerings. Very significant for them we'll be able to maintain their software only business model. For Network Engines, it means that increasing our top line revenues will include the value of the entire appliance, not just the value of the hardware platforms and related services.

                    As I look back over the past five quarters, since we initiated our new business model, I am very proud of our disciplined efforts leading to consistent improvements. We have steadily reduced our operating expenses while growing our top line and reducing losses. We have minimized cash flow, enabling us to acquire TidalWire primarily for cash, minimizing dilutions of our existing shareholders. We have substantially strengthened our management team and now have key executives joining us from Tidal Wire, adding complementary skills, ideas and enthusiasm.

                    All of our recent accomplishments have been achieved against a backdrop of continuing economic uncertainty, and unprecedented IT spending cutbacks. We still have much to accomplish. However, I believe we have the management, vision, skills, partners and team in place to execute on our exciting and innovative business strategy.

                    The market for storage security and network management applications and value-added components is estimated by numerous industry analysts to easily have exceeded $10 billion in worldwide revenue in 2002. We are confident that an appliance is the perfect delivery vehicle for many of these applications and that our value proposition will be attractive to many ISVs in these markets as we continue to execute on our business strategy and thereby raise awareness of our capabilities.

                    I believe we have a tremendous opportunity ahead of us, and I am confident that we will continue to gain positive attention in the marketplace. Thanks so much for you time today. At this point, I would like to open the discussion to questions.

Moderator           We do have a question from the line of Clay Sumner with Legg
                    Mason. Your line is open, sir.

C. Sumner           Thank you and congrats on what looks like a pretty strong
                    quarter. I just want to ask, you talked about TidalWire expecting some seasonality as per usual in its March quarter. It looks like you guys are also expecting a little bit of seasonal weakness. Am I interpreting that correctly, just based on the guidance and the number you did this quarter?

D. Bryant           Actually, no. I mean we'd be going on the server appliance side, we'd be going from the 5.6 to the 6 or 6.5, which is compared to the quarter. In our prior quarter, we did 5.3 so there's still growth in there. Some of that's based on continued traction with some of the ISVs. So we're actually showing an increase in the server appliance business.

C. Sumner           On the OEM customers that you have, I know we've talked in the past about it. At some point, if you get to significant volumes well with the OEM customer or with any particular customer that you're doing manufacturing for, at some point it might become beneficial to move the manufacturing to an outside contract manufacturer. Is that something you guys anticipate on the horizon at all right now, or do you believe you manufacturing compacity is sufficient for your foreseeable needs?

J. Curtis           There's almost a yes answer to both of those questions. We certainly have the capacity to fulfill what we see in the near-term, but we're always looking at manufacturing outside either for disaster relief disaster backup or upside scalability. So that's something that we always stay current with. At some time what we would probably do is to buy in gross.

C. Sumner           Well I appreciate it. I appreciate the enunciation of the
                    strategy with TidalWire. Funk Software, just so I'm clear, is the first company to actually use your distribution capabilities in total for their appliance product so that they will maintain software only margins. That's correct?

J. Curtis           That's the core of the relationship. That's correct.

C. Sumner           At this point, are there others that are interested in doing the same thing?

J. Curtis           Yes.

Moderator           We do have a question from Shelby Tairaffe with AG Edwards.
                    Your line is open.

S. Tairaffe         One of your key OEM customers noted a very strong growth
                    rate in the product that you make for them. It was of the order of 250% or so, and yet your OEM business was up around
                    3-4%. What am I missing? There seems to be a disconnect here.

J. Curtis           I'm sorry. We've had that question asked before and we'll
                    address it the same way. It's very hard, even for us, to correlate our shipments and their shipments. You can imagine we probably try to do that. We ship to our OEM customer and they do a lot of things with the product, including using it internally.

                    I imagine they have inventory stores, they do engineering things with it, they do loaner systems and all of those things. At this stage of the relationship, when there's a relatively new product in the market, I know it's just impossible to correlate it from quarter-to-quarter. I imagine in the future, as it gets to be a more established product and if the relationship with it considered is to remain the same, it probably would be easier to correlate.

S. Tairaffe         If the relationship stays the same? Is there risk to the
                    relationship?

J. Curtis           Nothing that we know about, I'm just saying that as, again you look down to the future. Again, we've talked about this company that's that big of a partner for us, you're always concerned that something might happen. But, we have a terrific relationship with our OEM partner. We work very closely with them. We support them, and we're very confident, as I said in the script, that our relationship is doing well and we expect growing revenue.

S. Tairaffe         But is it fair to say that there's upside to your OEM
                    business if the strong growth rate that your OEM customer experienced continues?

J. Curtis           Yes, it's fair to say that.

S. Tairaffe         There's a decent chance of meaningful upside here, not just a theoretical chance.

D. Bryant           Yes, we give guidance on profitability in the June quarter, we also say that based upon the continued success of our partners and they're obviously a key partner.

S. Tairaffe         Regarding your TidalWire business, can you break that out a little bit? What percentage of that was storage and what percent was non-storage? Within storage, if you could just talk about HBAs and switches, I'd appreciate that.

D. Bryant           It's substantially all storage and within storage, the vast majority is HBAs. Probably comparable to our 80-90% range of their businesses is some form or another of HBAs.

S. Tairaffe         If it's all HBAs and the major HBA vendors are guiding
                    upgrowth of the order of 5% sequential in the current quarter, why is there a disconnect here as well, between your guidance for TidalWire, which is down 9% or something like that?

D. Bryant           We have to look into what we see working out in the channel.
                    Those partners sell a lot of their, in fact the majority of their product, to OEMs so that wouldn't necessarily affect us. The best that we can do is look out into our channel, see what's going, what's the run rate, what's the historical run rate, what kind of deals are on the table, and right now that's the best estimate we have.

S. Tairaffe         Is it fair to say there's upside there as well, in light of the HBA company's guidance?

D. Bryant           Well, again, I'm not going to say there isn't the
                    possibility of upside, that we've given the best estimate that we can give.

S. Tairaffe         Finally, in the June quarter when you predict break-even, on what revenue base are you basing that?

D. Bryant           We've only given the revenue guidance for the next quarter out. We haven't given guidance on the June quarter. If you look at the expenses and the operating expenses and the margins that we've given guidance on, you can kind of give an estimate of what those revenues would be.

S. Tairaffe         Thank you very much.

Moderator           There are no further question at this time.

J. Curtis           Thanks everybody for listening in. We look forward to seeing many of you over the coming quarter, and appreciate you interest in Network Engines. Good evening.

Moderator           Ladies and gentlemen, this conference will be available for replay after 8:30 p.m. Central Time today until February
                    6th, 2003 at Midnight. You may access the AT&T Executive
                    Playback Service at any time by dialing 1-800-475-6701 and entering the access code 671516. International participants my dial 1-320-365-3844.

                    That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference Service. You may now disconnect.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 6, 2003             Network Engines, Inc.
                                    --------------------------------------------
                                    (Registrant)


                                    By: /s/ Douglas G. Bryant
                                    --------------------------------------------
                                    Name:  Douglas G. Bryant
                                    Title: Vice President of Administration,
                                            Chief Financial Officer, Treasurer
                                             and Secretary